Exhibit 99.1

For Immediate Release

WALKER DIGITAL HOLDINGS, LLC AND GLOBALOPTIONS GROUP, INC. ANNOUNCE DECISION TO MERGE, FORMING NEW COMPANY

• New company looks to increase returns on Walker Digital patent portfolio and launch a digital market-based patent licensing platform to address inefficiencies in the current patent licensing system

• Priceline.com founder and noted inventor and business developer Jay Walker to be Executive Chairman

• New Company to be called Patent Properties, Inc.

New York, NY and Stamford, CT – July 15, 2013 – GlobalOptions Group, Inc. (“GlobalOptions”) (OTC BB: GLOI) and Walker Digital Holdings, LLC, a newly formed, wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”), announced today that they have entered into an agreement to merge.  GlobalOptions will then include the patent portfolio created by Walker Digital, the research and development lab led by renowned inventor and entrepreneur Jay Walker.  The transaction is expected to close in the third quarter of 2013.  Following the close of the transaction, GlobalOptions intends to seek to change its name to Patent Properties, Inc.

Mr. Walker will serve as Executive Chairman of the Board of Directors of the combined company, while current Walker Digital Chief Executive Officer Jon Ellenthal will serve as the Company’s Chief Executive Officer.

“Over the past 20 years, Walker Digital has focused on inventing solutions to large-scale problems for businesses and consumers and then successfully monetizing a number of our inventions and intellectual property through a multi-pronged strategy of commercialization, partnership and enforcement,” said Mr. Walker.  “This transaction will enhance our ability to continue to achieve returns on our current and future patent portfolio and to develop new commercial initiatives.”

“In addition to providing the company with a reliable source of capital, this transaction will also enable the company to accelerate the commercialization of a new digitally-driven business system for patent licensing currently under development that will address the significant inefficiencies in the multi-billion dollar patent licensing market,” said Mr. Ellenthal.

“Our newly proposed business, the Automated System for Patents and Tech Transfer (ASPATT), represents a unique opportunity for inventors and patent users, here in the U.S. and globally, to find common ground through a functioning marketplace for patent licensing,” added Mr. Walker.  “We are acutely aware of the dysfunction in the current patent system from both an inventor and user perspective.  Given our vast experience and track record in innovation, we are well positioned to create a solution to improve the patent licensing system through the use of proprietary software and ‘Big Data’ analytical tools, creating significant value for all parties in the process.”

“We have been reviewing various acquisition opportunities for the past couple of years as we looked to make the proper choice to increase shareholder value,” said Harvey Schiller, Chairman and CEO of GlobalOptions.  “The ability to partner with one of the great minds of the digital age in Jay Walker, who through priceline.com, Synapse and other commercial ventures has created immense shareholder value, was an easy decision.  We are confident that Patent Properties will provide long-term value for our shareholders.”

Overview of the Company
GlobalOptions, anticipated to be re-named Patent Properties, Inc., intends to develop and commercialize the patent and other intellectual property assets created by Walker Digital, LLC, the research and development lab founded and led by internationally recognized inventor and entrepreneur Jay Walker. Mr. Walker, best known as the founder of priceline.com, has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age” and currently ranks as the world’s 11th most patented living individual, based on U.S. patent issuances.

Beginning in 1994, Walker Digital set out to create and commercialize entirely new business solutions that unlock unrealized value for consumers and businesses by developing intellectual property to solve enormous and complex problems in multiple industries located at the intersection of human behavior and large-scale digital networks.  Over the past 20 years, Walker Digital has assembled a team of leading experts and invested tens of millions of dollars to create what is now a broad and growing portfolio of inventions.  All of the patents to be owned by Patent Properties, Inc. were developed internally by Walker Digital, with Jay Walker as the lead inventor named on almost all patents issued.

After closing, the Company, anticipated to be re-named Patent Properties Inc., will consist of the current, wholly-owned patent and other intellectual property assets of Walker Digital, which include 377 granted patents, 94 pending patent applications, intellectual property in development, a de-novo patent licensing business (ASPATT), and 19 active litigation matters.  The Company expects to grow its intellectual property portfolio over time as Mr. Walker and team further invent and file new patent applications.

The Company intends to continue Walker Digital’s proven, multi-pronged monetization strategy to derive increased value from its intellectual property, which includes:

•
Commercialization – Mr. Walker and Walker Digital have launched several operating companies - most notably priceline.com and Synapse – to commercialize inventions in various sectors. These companies have collectively served tens of millions of consumers, generated billions in revenue and market value, and created thousands of new jobs. Following closing, Patent Properties will seek to independently commercialize its intellectual property through the creation of de novo businesses.  The primary current example of this is the Company’s plan to develop and bring to market ASPATT, a new business system for patent licensing.

•
Partnership – Walker Digital formed a number of strategic partnerships with companies to commercialize its innovations. Since 2006, these efforts generated more than $100 million in revenues and third-party investments. In certain cases, Patent Properties may determine that a third party would be more capable of and deliver greater value by taking the operational lead and bringing its inventive solutions to the marketplace.

•
Enforcement – Having invested 20 years and tens of millions of dollars in developing its intellectual property, much of which was granted patent protection, the Company will protect and enforce its intellectual property rights through litigation and licensing activities, where appropriate. Since April 2011, Walker Digital filed 42 patent infringement lawsuits against 187 defendants involving 47 patents. To date, these efforts have resulted in over $60 million in gross revenue, settlement income and patent sales proceeds. Presently, 19 litigation matters remain pending in U.S. District Court in Delaware. The Company will continue to protect other patents in its portfolio.

New Business
The Company is currently in the process of developing ASPATT, an entirely new digitally-driven business system to establish a patent licensing platform.  Although the Company has not yet completed development and commercialization of ASPATT and while no assurances may be given that it will be completed and create value for the Company, it believes that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties.  The Company believes an innovative, digitally-driven business system could create significant value for all participants, including Inventors/Patent Owners/Licensors and Patent Users/Licensees.  It is a problem that the Company is uniquely positioned to solve given its leadership’s track record of innovation, first-hand experience in intellectual property licensing and monetization, and long-term relationships with large corporations, research institutions, universities, inventors and others that will form the ecosystem of the business being built.  Patent Properties’ solution, initially developed by Walker Digital, will rely on proprietary software and “Big Data” analytical tools that have only recently become available and affordable.

Additional information regarding Patent Properties can be found at www.patentproperties.com.

Transaction Summary
On July 11, 2013, GlobalOptions and Walker Digital Holdings, LLC entered into a merger agreement setting out, among other things, the terms under which the proposed merger transaction will be undertaken.  Under the transaction, all of the outstanding membership interests of Walker Digital Holdings, LLC will be exchanged for shares of GlobalOptions common stock and shares of a new Series B Preferred Stock of GlobalOptions, resulting in Walker Digital receiving approximately 70.79% of the economic interest and not less than 80% of the voting interest in GlobalOptions.  The shares of common stock to be received by Walker Digital will be subject to lock-up agreements whereby such shares cannot be sold or transferred for a period of one year following closing.  Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions.

The transaction has been unanimously approved by all attending members of the Board of Directors of GlobalOptions with Dr. Schiller abstaining.  Following the closing, all members of GlobalOptions’ Board of Directors, other than Dr. Schiller, will resign. GlobalOptions’ financial advisor is Broadband Capital Management; Walker Digital’s legal counsel is Robinson & Cole LLP and GlobalOptions’ legal counsel is Olshan Frome Wolosky LLP.

Details regarding these and other terms of the transaction are set out in the merger agreement, which will be available on the SEC website at www.sec.gov.

Cautionary Statement on Forward-Looking Items

All statements, other than statements of historical fact, contained in this news release, including any information as to the future financial or operating performance of GlobalOptions or Walker Digital, constitute "forward-looking information" or "forward-looking statements" within the meaning of certain securities laws, and are based on the expectations, estimates and projections of management as of the date of this news release unless otherwise stated.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by GlobalOptions and Walker Digital as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of GlobalOptions and Walker Digital contained in this news release, which may prove to be incorrect, include, but are not limited to, the various assumptions set forth herein as well as: (1) that the proposed transaction will be completed in accordance with the terms and conditions of the merger agreement; (2) the accuracy of management’s assessment of the effects of the successful completion of the proposed transaction; (3) the trading price of GlobalOptions’ common shares; and (4) there being no significant disruptions affecting GlobalOptions’ or Walker Digital’s operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise.

The forward-looking information set forth in this news release is subject to various risks and other factors which could cause actual results to differ materially from those expressed or implied in the forward looking information, including the risk that the proposed merger transaction will not be completed for any reason. GlobalOptions and Walker Digital disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

Other Information

Where “GlobalOptions” or “Walker Digital” appears in this news release, it means GlobalOptions or Walker Digital as applicable and/or their respective subsidiaries, as may be applicable.

This news release does not constitute an offer of any securities for sale.

About Walker Digital Holdings, LLC

Walker Digital Holdings, LLC is a wholly-owned subsidiary of Walker Digital, LLC, newly formed for the purposes of completing the merger with GlobalOptions Group. Walker Digital is a privately held research and development lab led by internationally recognized inventor and entrepreneur Jay Walker. Mr. Walker is best known as the founder of priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.”  Walker Digital’s mission is to use the tools of the digital age to create business systems that unlock extraordinary value for consumers and businesses. Since our founding in the early 1990s, we have been thinking about a world defined by universal computing, unlimited bandwidth and continuous network access. What we do at Walker Digital is ask, “How can we reinvent businesses given that reality?”

About GlobalOptions Group, Inc.

GlobalOptions Group previously provided risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations.  Starting in late 2010, GlobalOptions sold its operating businesses and in 2012, changed the primary focus of its efforts from winding down the Company to affirmatively pursuing an acquisition strategy in order to provide enhanced shareholder value.

Investor Contact for GlobalOptions:
John Heilshorn, Lippert/Heilshorn & Associates
212.838.3777

Investor Contact for Walker Digital:
Don Duffy, ICR
203.682.8215

Media Contacts:
Michael Fox, ICR
203.682.8218
Alecia Pulman
203.682.8224